Exhibit 99.1

Connecture Reports Financial Results for First Quarter 2016

BROOKFIELD, Wis. — May 9, 2016 — Connecture, Inc. (Nasdaq: CNXR), a provider of web-based information systems used to create health insurance marketplaces, today announced financial results for the quarter ended March 31, 2016.

“Our first quarter performance was highlighted by a strong start to the year in our Medicare segment which was driven by new customer additions and successful expansion activity,” remarked Jeff Surges, CEO of Connecture. “Our Enterprise/Commercial segment was positively impacted by upselling strategically within our base of health plan customers. As we look forward, our pipeline heading into the peak 2016 selling season is strong, especially among health plans, which positions us well to gain further traction in the provider-sponsored health plan, or Payvider, market in particular. Lastly, we are pleased to announce the successful May 2, 2016 closing of the $52 million investment led by Francisco Partners. We are excited to officially have Francisco as a new partner as we focus on both our near and longer-term growth objectives.”

First Quarter 2016 Financial Results

•	Total revenue was $17.6 million, compared to $20.6 million in the first quarter of 2015. Excluding the Enterprise/State segment, which was approximately 4% of total first quarter 2016 revenue, year-over-year revenue growth was approximately 3%. Revenue growth for the period was negatively impacted by lower service revenues in our Enterprise/Commercial business due to fewer customer deliverables being completed in the first quarter of 2016 as compared to the first quarter of 2015. Of note, revenue mix improved significantly during the first quarter of 2016, as software services revenue improved to 74% of total revenues compared to 62% of total revenues in the same period last year.

•	Adjusted gross margin was $6.3 million, or 36% of total revenue, compared to $10.4 million, or 50% of total revenue, in the first quarter of 2015. The decrease in adjusted gross margin levels from the first quarter of 2015 was primarily attributed to the decrease in revenues associated with the Enterprise/State segment, as well as higher consulting costs incurred in the first quarter of 2016 due to post-implementation warranty efforts completed for a large Enterprise/Commercial segment customer.

•	Loss from operations was ($5.9) million, compared to an operating loss of ($3.7) million in the first quarter of 2015.

•	Net loss was ($7.3) million, compared to net loss of ($5.1) million in the first quarter of 2015.

•	Adjusted EBITDA was ($3.9) million, compared to Adjusted EBITDA of ($1.7) million in the first quarter of 2015.

•	Cash and cash equivalents totaled $0.2 million and net debt totaled $49.4 million at March 31, 2016, compared to $5.4 million and $44.0 million, respectively, at December 31, 2015. The cash balance at March 31, 2016 does not reflect the impact of the approximately $49.3 million of net proceeds received on May 2, 2016 from the previously-announced Francisco Partners led investment.

•	Cash used in operations for the three months ended March 31, 2016 was $5.4 million, compared to $6.3 million for the same period last year.

Recent Business Highlights

•	Notable upsells during the first quarter included Towers Watson, BCBS of Michigan, Independence Blue Cross, Nationwide and Kaiser.

•	Total contracted backlog at March 31, 2016 was $93.9 million, compared to $89.6 million at December 31, 2015 and $93.5 million at March 31, 2015, excluding the Enterprise/State segment. The sequential increase from December 31, 2015, was primarily due to increased sales activity during the quarter that is reflective of the start of our selling season.

•	On April 27, 2016, the Company announced two new key executive appointments: Stephanie Meyer, as Chief Marketing Officer, and Peter Urbain, as Senior Vice President of Provider Solutions. In addition, Bill Spehr will be leaving the Company in conjunction with the elimination of the Executive Vice President of Sales and Marketing position.

Business Outlook

Connecture is reiterating full year 2016 guidance for total revenues and adjusted EBITDA as indicated below:

•	Total revenue is expected to be in the range of $100.0 million to $110.0 million.

•	Adjusted EBITDA is expected to be in the range of $10.0 million to $15.0 million.

Conference Call

Connecture’s management will host a conference call at 5:00 p.m. EDT on Monday, May 9, 2016, to discuss the first quarter 2016 results. The conference call will be accessible by dialing 877-930-8068 (U.S.) or 253-336-8043 (international) and referencing conference ID 94137417. A live webcast of the conference call will also be available on the investor relations section of the Company’s website at investors.connecture.com.

Use of Non-GAAP Measures

To provide additional information regarding Connecture’s financial results, Connecture has disclosed in this press release adjusted gross margin and adjusted EBITDA margin, each a non-GAAP financial measure. Connecture defines adjusted gross margin as gross margin before depreciation and amortization expense, as well as stock-based compensation expense. Connecture defines adjusted EBITDA as net income (loss) before net interest, other expense, taxes, depreciation and amortization expense, adjusted to eliminate stock-based compensation and non-cash changes in fair value of contingent consideration and impairments of goodwill, intangible and long-lived assets, if any.

Connecture has included adjusted gross margin and adjusted EBITDA as supplemental financial measures in this press release because they are key measures used by its management and board of directors to understand and evaluate its core operating performance and trends, to prepare and approve its annual budget and to develop short- and long-term operational plans, and because management believes that they provide useful information in understanding and evaluating Connecture’s operating results. However, use of adjusted gross margin and adjusted EBITDA as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of Connecture’s financial results as reported under GAAP. A reconciliation to the closest GAAP measures of these non-GAAP measures is contained in the accompanying tables.

About Connecture

Connecture (NASDAQ: CNXR) is a leading web-based consumer shopping, enrollment and retention platform for health insurance distribution. Connecture offers a personalized health insurance shopping experience that recommends the best fit insurance plan based on an individual’s preferences, health status, preferred providers, medications and expected out-of-pocket costs. Connecture’s customers are health insurance marketplace operators such as health plans, brokers and exchange operators, who must distribute health insurance in a cost-effective manner to a growing number of insured consumers. Connecture’s solutions automate key functions in the health insurance distribution process, allowing its customers to price and present plan options accurately to consumers and efficiently enroll, renew and manage plan members.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding Connecture’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These forward-looking statements include, among other things, statements about management’s estimates regarding future market growth, revenues and financial performance and other statements about management’s beliefs, intentions or goals. Connecture may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements, and you should not place undue reliance on Connecture’s forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to, risks related to (1) Connecture’s ability to successfully implement the strategic relationship with Francisco Partners; (2) Connecture’s ability to manage its growth, including accurately planning and forecasting its financial results and hiring, retaining and motivating employees; (3) the competitive environment for Connecture’s business and the market for Connecture’s solutions; (4) Connecture’s ability to maintain historical contract terms; (5) Connecture’s ability to operate its proprietary software, transition to new platforms and provide innovative and high quality software and services; (6) errors, interruptions or delays in Connecture’s services; (7) breaches of Connecture’s security measures; (8) Connecture’s ability to comply with regulatory requirements; (9) technological and regulatory developments; (10) litigation related to intellectual property and other matters and any related claims, negotiations and settlements; and (11) other risks and potential factors that could affect Connecture’s business and financial results identified in Connecture’s filings with the Securities and Exchange Commission (the “SEC”), including Connecture’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q. The forward-looking statements contained in this press release reflect Connecture’s current views with respect to future events, and Connecture assumes no obligation to update or revise any forward-looking statements except as required by applicable law.

Investor Contact:

Peter Vozzo

Westwicke Partners, LLC.

peter.vozzo@westwicke.com

Phone: 443-213-0500

Media Contact:

Carolyn Edwards

ReviveHealth

ce@thinkrevivehealth.com

Phone: 615-760-3681

Source: Connecture

Connecture, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue	$17,557	$20,648
Cost of revenue (1)	12,353	11,321

Gross margin	5,204	9,327

Operating expenses:
Research and development (1)	5,504	6,528
Sales and marketing (1)	2,338	2,883
General and administrative (1)	3,264	3,605

Total operating expenses	11,106	13,016

Loss from operations	(5,902)	(3,689)

Other expenses:
Interest expense	1,409	1,413
Other expense (income), net	—	8

Loss before income taxes	(7,311)	(5,110)

Income tax (provision) benefit	(25)	11

Net loss	($7,336)	($5,099)

Comprehensive loss	($7,336)	($5,099)

Net loss per common share:
Basic and diluted	$(0.33)	$(0.24)

Weighted-average common shares outstanding:
Basic and diluted	22,112,273	21,695,932

(1) Cost of revenue and operating expenses include following stock-based compensation expense:

Cost of revenue	$162	$147
Research and development	187	215
Sales and marketing	116	46
General and administrative	347	309

Connecture, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	As of March 31, 2016	As of December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$207	$5,424
Accounts receivable - net of allowances	5,766	10,792
Prepaid expenses and other current assets	828	652

Total current assets	6,801	16,868
Property and equipment, net	2,112	2,109
Goodwill	26,779	26,779
Other intangibles, net	10,504	11,392
Deferred implementation costs	24,924	24,565
Other assets	1,302	976

Total assets	$72,422	$82,689

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$8,508	$6,853
Accrued payroll and related liabilities	3,545	3,560
Other liabilities	2,163	2,188
Current maturities of debt	1,908	1,441
Deferred revenue	31,024	34,049

Total current liabilities	47,148	48,091
Deferred revenue	15,837	18,529
Long-term debt	46,798	46,964
Other long-term liabilities	267	285

Total liabilities	110,050	113,869

Total stockholders’ deficit	(37,628)	(31,180)

Total liabilities and stockholders’ deficit	$72,422	$82,689

Connecture, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net loss	($7,336)	($5,099)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,185	1,270
Stock-based compensation expense	812	717
Other	69	183
Changes in operating assets and liabilities:
Accounts receivable	5,026	4,437
Prepaid expenses and other assets	(193)	535
Deferred implementation costs	(359)	(637)
Accounts payable	1,108	75
Accrued expenses and other liabilities	(32)	683
Deferred revenue	(5,717)	(8,423)

Net cash used in operating activities	(5,437)	(6,259)

Cash flows from investing activities:
Purchases of property and equipment	(49)	(251)

Net cash used in investing activities	(49)	(251)

Cash flows from financing activities:
Net borrowings (repayments) of debt	219	(3,521)
Other	50	(833)

Net cash provided by (used in) financing activities	269	(4,354)

Net decrease in cash and cash equivalents	(5,217)	(10,864)
Cash and cash equivalents - beginning of period	5,424	28,252

Cash and cash equivalents - end of period	$207	$17,388

Connecture, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Reconciliation from Gross Margin to Adjusted Gross Margin:
Gross margin	$5,204	$9,327
Depreciation and amortization	941	948
Stock-based compensation expense	162	147

Adjusted gross margin	$6,307	$10,422

Reconciliation from Net Loss to Adjusted EBITDA:
Net loss	$(7,336)	$(5,099)
Depreciation and amortization	1,185	1,270
Interest expense	1,409	1,413
Other expense (income), net	—	8
Income provision (benefit)	25	(11)
Stock-based compensation expense	812	717

Total net adjustments	$3,431	$3,397

Adjusted EBITDA	$(3,905)	$(1,702)